Yadkin Valley 2012 Restricted Stock Incentive Plan for Key Employees

PLAN OVERVIEW: The Yadkin Valley Financial Corporation (hereinafter referred to as "YAVY" or the "Bank") 2012 Restricted Stock Incentive Plan for Key Executives ("the Plan") will be an incentive compensation program designed (1) to link executive pay and the long-term performance of the Bank and (2) to encourage retention of key executives by providing sufficient incentive to maintain their continuous employment with the Bank. The Plan is designed to comply with the restrictions imposed under the Emergency Economic Stabilization Act of 2008 (EESA), the American Recovery and Reinvestment Act of 2009 (ARRA) and the interim final rules, TARP Standards for Compensation and Corporate Governance. The Plan will have an initial duration (Plan term) of four years; at the end of the first term of the Plan, the Nominating and Compensation Committee of the Board ("the Committee") will determine at its sole discretion whether to initiate another plan or continue the initial Plan. The first year of the Plan is 2012.

PLAN COMPONENTS: The Plan is intended to be an all-inclusive executive retention program that will establish "handcuffs" for key management to ensure a long-term employment and commitment to the Bank. The plan will be comprised of the following elements:

1. Restricted Stock Awards;
2. Performance goals aligned with the Bank's strategic plan;
3. A continuous service requirement; and
4. Special discretionary features for additional Plan flexibility.

The Plan will contain two tranches: the first one of three years' duration and the second one of four years' duration. The first tranche will begin in 2012 and vest at the end of 2014. The second tranche will begin in 2012 and vest at the end of 2015. For each tranche of the Plan, awards will be made in the form of restricted stock.

1.0 RESTRICTED STOCK INCENTIVE PLAN FOR KEY EMPLOYEES

RESTRICTED STOCK AWARDS –The primary award type under the Plan is restricted stock. Restricted stock units (RSUs) and stock options are not alternative award types under the Plan. Shares will be issued to Plan participants and "legend" with the appropriate performance and service restrictions. All shares will be awarded from the existing Yadkin Valley Financial Corporation 2008 Omnibus Stock Ownership and Long Term Incentive Plan (the "Shareholder Approved Plan").

PARTICIPATION: Participation in the Plan will be determined on a year-by-year basis at the discretion of the Committee. The Plan participants will be classified into Tiers; each Tier will represent a group of employees whose position and responsibilities are similar. A Target Award Level will be associated with each Tier.

AWARD FREQUENCY: All awards of restricted stock will be made at the beginning of the Plan at the discretion of the Committee. The total award pool for 2012 and 2013 tranches is 500,000 shares; these shares are made available from the Shareholder Approved Plan. The total shares will be divided among each participant at the beginning of the Plan on an individual basis at the sole discretion of the Committee. Future awards of restricted stock under the Plan will be contingent on sufficient shares being available from the Shareholder Approved Plan.

VALUE OF THE ANNUAL EQUITY AWARD: The value of a participant's annual award will be determined based on a combination of competitive compensation, market comparisons, executive performance, and compliance with law and regulations under EESA and ARRA. Each award will be associated with a threshold, target, and maximum award level. The three levels: threshold, target, and maximum for each Tier will be established by the Committee to ensure the market competitiveness. The Committee approved award levels for each Tier.

DETERMINING THE VALUE OF THE EARNED AWARD: The attainment of a specified and pre-established performance level will determine the number of shares a participant may earn under each tranche of the Plan. Two different performance goals will be used to determine performance during the performance period. Earned award levels for the two performance goals will be determined independently of each other. Performance goals will be set at the beginning of the performance period for each performance level: the threshold, target, and maximum levels. The Committee will approve the final determination of the actual level of performance attained for each performance goal and for each tranche of the Plan. If the target level of the performance award is attained, then the target award level will be earned. When performance is attained that is above the threshold level but below the target level, the value of the award will be determined by prorating the difference between the two levels based on the actual attained level of performance. The same methodology will be used to determine an award level when attained performance is above the target but below the maximum level.

PERFORMANCE GOALS: Performance goals are established based on the Bank's annual budget; final determination of attainment of actual performance against planned performance will be confirmed by the Committee in its sole discretion. The performance period will be the first year of the first tranche and the second year of the second tranche of the Plan. The two performance goals used in the Plan are related to (1) profitability and (2) asset quality. These performance goals are intended to satisfy the regulatory principles espoused by the Treasury Department's final "Guidance on Sound Incentive Compensation Policies" and comply with Section 956 of the Dodd Frank Wall Street Reform and Consumer Protection Act. Performance goals and award levels are intended to promote long-term shareholder value consistent with the "Guidance".

Maintaining an acceptable safety and soundness rating is the primary performance expectation of the Plan. Without maintaining an acceptable rating, no awards will vest. In the event the Bank is unable to maintain the same safety and soundness rating throughout the performance and vesting periods, shares earned and unvested would be forfeited. If there is a downgrade in the safety and soundness rating due to an action or inaction by the Board of Directors, the Committee would have the right, in its sole discretion, to reinstate the forfeited shares.

VESTING: To become vested in an award, the participant must satisfy both a performance and a continuous service requirement. If performance during the performance year of each tranche of the Plan is attained at a level above threshold of the performance goal, the award will be deemed to be earned. Once earned, vesting of the award will occur upon the completion of two (2) additional years of service after the earned date. If the participant terminates employment for any reason other than retirement, disability, or death before completing the performance and service requirements, the earned award will be forfeited. In the event of a change in control, shares earned based on performance but unvested due to uncompleted service will become immediately vested.

NEW PARTICIPANTS: If an employee joins the Bank after the beginning of the Plan, the Committee may elect to include this new employee in the Plan. If Plan participation is desired by the Committee, the employee would be awarded a pro-rated annual award for the initial tranche of participation. After which, the employee may be eligible to receive an award based on their Tier participation in the Plan. The same earned award rules would apply to new participants during their first tranche in the Plan as described above.

TERMINATION OF EMPLOYMENT: If a participant's employment terminates for reasons other than retirement, disability, or death during the Plan term, the participant will forfeit all unvested shares. For termination due to retirement, disability, or death after the performance period, shares earned based on performance will become fully vested upon the employee's date of termination. If termination of employment occurs upon a change in control, shares earned based on performance but unvested due to uncompleted service will become immediately vested. If an employee's employment is terminated due to retirement, the employee will receive all shares earned due to performance but unvested; these shares will continue to be subject to forfeiture in the event the Bank fails to maintain its safety and soundness rating and they will be paid and their restrictions removed on the same date that the remaining Plan participants are paid their vested shares. These

paid shares will remain subject to all TARP restrictions that may be in effect at the time of vesting. If termination is due to death or disability, then the shares earned based on performance will become immediately vested and paid to the employee or the employee's beneficiary. All shares paid will remain nontransferable as required under TARP imposed restrictions.

ADDITIONAL PLAN PROVISIONS:

Extraordinary circumstances or unusual events: If during the four year term of the Plan, the Committee becomes aware of extraordinary events including, but not limited to, events which may significantly alter the financial structure of the Bank and which may then materially affect the value of one or more of the performance goals, the Committee may, at its sole discretion, adjust, suspend, or otherwise change the computation of the performance goal in response to any extraordinary event. An example of an event may include a substantial change in the financial structure of the Bank as the result of a capital raise to repurchase all or a portion of the TARP preferred shares. Additional examples of extraordinary circumstances or unusual events may include windfall profits or unexpected losses from the settlement of pending or new litigation, the extraordinary impacts of deferred tax assets, or any other item deemed extraordinary or unusual by the Committee. However, and not exclusive of other ordinary items, gains or losses associated with the sale or disposition of other real estate owned (OREO) will not be deemed an extraordinary item.

Unearned shares: In the event that a portion or all of the shares awarded are unearned due to performance in the first tranche of the Plan, those shares will be forfeited. However, some or all of these unearned and forfeited shares may be "rolled over" into the second tranche solely at the discretion of the Committee. Shares rolled over to the second tranche of the Plan will be added to the award of each participant on a prorated basis.

Source of shares: All shares awarded under the Plan are made available from the Shareholder Approved Plan. Shares forfeited under the Plan will be returned to the Shareholder Approved Plan for reissue.

TARP provisions: Certain Plan participants may be subject to additional, specific constraints under the TARP rules including but not limited to the annual value of share awards, continuous service, and transferability of shares. Those participants will be identified at the beginning of each tranche and appropriate restrictions will be imposed on participant awards.

Sound Incentive Compensation Policies: As required under the interagency guidance on Sound Incentive Compensation Policies and in compliance with safety and soundness regulations, the Plan is intended to comply with and will be administered in accordance with these guidelines and regulations as they are currently known or as additional guidance may become available.

Retirement: Retirement under the Plan is defined as the termination of a participant's employment with the Bank at age 65 or greater who has completed at least five (5) years of service with the Bank. The Committee has the right to approve retirement prior to age 65 in the event of extraordinary circumstances.

Disability: Disability is defined as having met the requirements to receive benefits under the Bank's Long-Term Disability policy.